Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of the State Street Variable Insurance Series Funds, Inc. (formerly, the GE Investments Funds, Inc.):

We consent to use of our reports dated February 19, 2016 with respect to the financial statements of State Street U.S. Equity V.I.S. Fund (formerly, U.S. Equity Fund), State Street S&P 500 Index V.I.S. Fund (formerly, S&P 500 Index Fund), State Street Premier Growth Equity V.I.S. Fund (formerly, Premier Growth Equity Fund), State Street Small-Cap Equity V.I.S. Fund (formerly, Small-Cap Equity Fund), State Street Income V.I.S. Fund (formerly, Income Fund), State Street Total Return V.I.S. Fund (formerly, Total Return Fund), and State Street Real Estate Securities V.I.S. Fund (formerly, Real Estate Securities Fund) (collectively the “Funds”) filed on form N-1A.

/s/ KPMG LLP

Boston, Massachusetts

April 27, 2017